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                        CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the captions "Experts" and "Anticipated Accounting Treatment" in the Registration Statement (Form S-4) and related Prospectus of CoreStates Financial Corp for the registration of approximately 88,395,719 shares of its common stock and to the incorporation by reference therein of our report dated February 7, 1995, with respect to the consolidated financial statements of CoreStates Financial Corp incorporated by reference in its Annual Report (Form 10-K) of the year ended December 31, 1994, filed with the Securities and Exchange Commission.

                             /s/ Ernst & Young LLP
                             Ernst & Young LLP



Philadelphia, Pennsylvania
January 2, 1996